Exhibit 10.1

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement dated as of September 2, 2020 (this “Agreement”) is among Kensington Capital Acquisition Corp., a Delaware corporation (“Kensington”), and certain of the stockholders of QuantumScape Corporation, a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Business Combination Agreement, dated as of September 2, 2020 (the “BCA”), among Kensington, Kensington Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Kensington (“Merger Sub”), and the Company.

WHEREAS, Kensington, Merger Sub and the Company are entering into, concurrently herewith, the BCA, which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Kensington; and

WHEREAS, as of the date of this Agreement, each Stockholder owns of record the number and class of shares of Company Common Stock and the number and series of shares of Company Preferred Stock set forth opposite such Stockholder’s name on Exhibit A (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock or Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1.Agreement to Vote. Unless the Expiration Time (as defined below) has occurred, each Stockholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees, regardless of whether or not there shall have been a Company Adverse Recommendation Change, to vote, at any meeting of the stockholders of the Company called for the purpose of approving the Merger, and in any action by written consent of the stockholders of the Company requested by the Company for the purpose of approving the Merger (which written consent shall be substantially in the form attached hereto as Exhibit B and shall be executed and delivered by such Stockholder promptly, and in any event within twenty four (24) hours, after the Company requests such delivery, provided that the Company shall not request delivery at any time prior to the Registration Statement being declared effective under the Securities Act by the SEC), all of such Stockholder’s Shares held by such Stockholder at such time in favor of the approval and adoption of the BCA, the Merger and the other Transactions.  Each Stockholder acknowledges receipt and review of a copy of the BCA.

2.Termination of Stockholder Agreements, Related Agreements. Unless the Expiration Time has occurred before the Effective Time, each Stockholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees to terminate, subject to and effective immediately prior to the Effective Time, provided that all Terminating Rights (as defined below) between the Company and any other holder of Company capital stock shall also terminate at such time, (a) (i) that certain Amended and Restated Investors’ Rights Agreement dated as of September 11, 2018 (as further amended from time to time, the “Investors’ Rights Agreement”) among the Company and the persons and entities listed on Exhibit A thereto, (ii) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of September 11, 2018 (as further amended from time to time, the “ROFR and Co-Sale Agreement”) among the Company and the individuals and entities listed on Exhibit A thereto and the individuals listed on Exhibit B thereto and (iii) that certain Amended and Voting Agreement dated as of September 11, 2018 (as further amended from time to time, the “Voting Agreement” and together with the Investors’ Rights Agreement and the ROFR and Co-Sale Agreement, collectively the “Stockholder

Agreements”) among the Company and the persons listed on Exhibit A thereto and the persons listed on Exhibit B thereto and (b) if applicable to such Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between such Stockholder and the Company.

For the avoidance of doubt, any agreements or other rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary are expressly excluded from the foregoing termination and shall continue in full force and effect in accordance with their terms, including, for the avoidance of doubt, (i) the Amended and Restated Joint Venture Agreement dated May 14, 2020 by and between, among others, Volkswagen Group of America Investments LLC, a Delaware limited liability company (“Volkswagen”), Volkswagen Group of America, Inc., a New Jersey corporation, the Company and QSV Operations LLC, a Delaware limited liability company (“QSV”), (ii) the LLC Agreement related to QSV, (iii) other contractual arrangements related to QSV (the agreements under clauses (i) to (iii) together, the “Joint Venture Arrangements”), (iv) the Series F Stock Purchase Agreement, dated as of May 14, 2020, by and between the Company and Volkswagen, (v) that certain Side Letter Agreement, dated as of May 14, 2020, by and between the Company and Volkswagen, and (vi) that certain side letter agreement by and among the Company, Kensington and Volkswagen regarding certain representation rights on Kensington’s board of directors, dated on or about the day hereof.

3.Transfer of Shares. Each Stockholder severally and not jointly, agrees that, from the date of this Agreement until the Expiration Time, it shall not, directly or indirectly, without the prior written consent of Kensington, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is or becomes a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided, however, that the foregoing shall not prohibit the transfer of any Shares (i) to an affiliate of Stockholder, (ii) if Stockholder is a natural person, to a member of Stockholder’s immediate family, (iii) to any charitable organization described in Section 170(c) of the Code, (iv) to any trust, the beneficiaries of which include only the persons named in the preceding clauses (ii) or (iii), (v) to any corporation, limited liability company or partnership, the stockholders, members or partners of which include only the persons described in clauses (i) through (iv) above or (vi) by will or under the laws of intestacy upon the death of Stockholder; provided, however, that in each of cases (i) through (v), the transferee shall execute a counterpart to this Agreement or a joinder agreeing to become a party to this Agreement, in each case, in form and substance reasonably acceptable to the Company.

4.No Solicitation of Transactions. From the date of this Agreement until the Expiration Time, each of the Stockholders severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) the submission of, or engage in any discussions or negotiations regarding, any Company Acquisition Proposal, except, in each case, to the extent the Company is permitted to do so under Section 7.05 of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with the intent to assist, participate in, or knowingly facilitate or encourage, any unsolicited Company Acquisition Proposal that constitutes, or could reasonably be expected to lead to, a Company Superior Proposal, except, in each case, to the extent the Company is permitted to do so under Section 7.05 of the BCA. Each Stockholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing on the date of this Agreement with respect to any Company Acquisition Proposal (other than the transactions contemplated by the BCA). Notwithstanding the foregoing, each Stockholder may respond to any unsolicited proposal regarding a Company Acquisition Proposal received prior to the Expiration Time by indicating that the Company is subject to the non-solicitation provisions set forth in the BCA and that such Stockholder is subject to the restrictions set forth in this Section 4.

5.Representations and Warranties of the Stockholders. Each Stockholder severally and not jointly, represents and warrants to Kensington as follows:

(a)The execution and delivery by such Stockholder of this Agreement does not, and the performance of this Agreement by such Stockholder will not, (i) if such Stockholder is not a natural person, conflict with or violate the governing documents of such Stockholder, (ii) conflict with or violate any Law applicable to such Stockholder or by which any of its Shares are bound, (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Shares are bound or (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, consents, approvals, authorizations, permits or filings or other occurrences that, individually or in the aggregate, are not reasonably expected to prevent, materially delay or materially impede the performance by such Stockholder of its obligations under this Agreement.

(b)As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite the Stockholder’s name on Exhibit A, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c)Such Stockholder has all necessary power and authority (or, in the case of any Stockholder that is a natural person, capacity) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate, limited liability company, limited partnership, or other entity action, and no other corporate, limited liability company, limited partnership, or other entity actions on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms subject to the Remedies Exceptions.

6.Representations and Warranties of Kensington.  Kensington hereby represents and warrants to each of the Stockholders as follows:

(a)The execution and delivery by Kensington of this Agreement does not, and the performance of this Agreement by Kensington will not, (i) conflict with or violate the governing documents of Kensington, (ii) conflict with or violate any Law applicable to Kensington, (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of Kensington pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Kensington is a party or by which Kensington is bound or (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, consents, approvals, authorizations, permits or filings or other occurrences that, individually or in the aggregate, are not reasonably expected to prevent, materially delay or materially impede the performance by Kensington of its obligations under this Agreement.

(b)Kensington has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Kensington of this Agreement, the performance by Kensington of its obligations hereunder and the consummation by Kensington of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action and no other corporate actions on the part of Kensington are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Kensington and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Kensington, enforceable against Kensington in accordance with its terms subject to the Remedies Exceptions.

(c)The Kensington Board has approved the acquisition of New Kensington Class A Common Stock and New Kensington Class B Common Stock by the Stockholders in the Merger, as applicable, for purposes of Section 203 of the Delaware General Corporation Law and no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws apply or will apply to Kensington by reason of this Agreement, the BCA, the Merger or any of the transactions contemplated hereby or thereby.

(d)Kensington has, jointly with the Company, delivered to each of the Stockholders a true, correct and complete copy of the execution version of each of the BCA and the Registration Rights and Lock-Up Agreement, in each case, including all schedules, exhibits and annexes thereto.

7.Termination. Other than this Section 7 and Section 9, which shall survive any termination of this Agreement, this Agreement and the obligations of the parties hereunder shall automatically terminate upon the earliest to occur of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms, (c) as to any Stockholder, the time of any modification, amendment or waiver of the BCA without such Stockholder’s prior written consent that (i) increases, decreases or otherwise changes the form or amount of the Per Share Merger Consideration payable to such Stockholder or any other person under the BCA, (ii) imposes conditions to the obligations of the parties to the BCA to consummate the Transactions in addition to those conditions set forth in Article 8 of the BCA, (iii) modifies, amends or waives the conditions to the obligations of the parties to the BCA to consummate the Transactions in a manner that adversely affects such Stockholder in any respect or would result in Kensington having less cash than anticipated as of the Effective Time, (iv) extends or otherwise delays  or changes the Outside Date or the occurrence of the Effective Time under the BCA, or (v) otherwise modifies, amends or waives any other provision of the BCA in a manner that adversely affects such Stockholder in any material respect, and (d) the effective date of a written agreement of the parties hereto terminating this Agreement (the time of termination pursuant to this Section 7, whether pursuant to subsection (a), (b), (c) or (d), herein referred to as the “Expiration Time”). Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that nothing in this Section 7 shall relieve any party of liability for any breach of this Agreement occurring prior to termination.

8.No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Kensington any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the relevant Stockholder, and Kensington shall not have the authority to direct any Shareholder in the voting or disposition of any Shares, except as otherwise expressly provided herein.

9.Miscellaneous.

(a)All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 9(a)):

If to Kensington, to it at:

Kensington Capital Acquisition Corp.
1400 Old Country Road, Suite 301
Westbury, NY 11590
Attention:  Justin Mirro
Email:  justin@kensington-cap.com

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY  10004
Attention:  Charles A. Samuelson
Email:  chuck.samuelson@hugheshubbard.com

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

(b)If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by Kensington without the prior express written consent of the Stockholders or by any Stockholder without the prior express written consent of Kensington.

(d)This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(e)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court.  The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(f)Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this SECTION 9(f).

(g)The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Unless the context of this Agreement clearly requires otherwise, use of the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a Law shall include any rules and regulations promulgated thereunder, and shall mean such Law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof.

(h)This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(j)Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(k)This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(l)At any time prior to the Effective Time, (i) each party hereto may, solely with respect to itself and not affecting the rights, claims or position of any other party hereto, (A) extend the time for the performance of any obligation or other act of any other party owed to it, (B) waive any inaccuracy in the representations and warranties of any party contained herein and (C) waive compliance with any agreement of a party hereto or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the relevant party.

(m)At the request of Kensington, in the case of any Stockholder, or at the request of any Stockholder, in the case of Kensington, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(n)The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Kensington CAPITAL ACQUISITION CORP.

By:	/s/ Justin Mirro
Name:	Justin Mirro
Title:	Chief Executive Officer

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VOLKSWAGEN GROUP OF AMERICA INVESTMENTS, LLC

By:	/s/ Kevin Duke
Print Name:	Kevin Duke

Title:	VP & Secretary

Address:

Email:

Signature page to Stockholder Support Agreement

Exhibit A

Holdings Summary

Common Class A	Common Class B	Preferred Series A	Preferred Series B	Preferred Series B-1	Preferred Series C	Preferred Series D	Preferred Series E
			2,013,999	2,456,800	4,424,528	497,199	4,475,534

Exhibit B
(Form of Written Consent of the Company Stockholders)